Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We
consent to the incorporation by reference in the
Registration Statement on Form S-8 (No. 333-36693)
of our
report dated
June 24,
2026, with
respect to
the statement
of net
assets available
for benefits
as of
December 31, 2025
and 2024 and
the related statement
of changes in
net assets available
for benefits for
the year ended December 31, 2025
and supplemental schedule H, line 4i
– schedule of assets (held at
end
of year)
as of
December 31,
2025 of
Capital City
Bank Group
Inc. 401(k)
Plan, included
in this
Annual
Report on Form 11-K for the year ended December 31, 2025.
/s/ Forvis Mazars, LLP
Little Rock, Arkansas
June 24, 2026